As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-271906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 9

to

Form S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN

REAL ESTATE COMPANIES

BGO Industrial Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

399 Park Avenue

18th Floor

New York, New York 10022

(212) 359-7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

BentallGreenOak (U.S.) Limited Partnership

Clint Hinds

399 Park Avenue

18th Floor

New York, New York 10022

(212) 359-7800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Rajib Chanda Daniel B. Honeycutt Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 (202) 636-5500	Ryan Bekkerus Simpson Thacher & Bartlett LLP 425 Lexington Ave New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (Registration No. 333-271906) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES OF COMMON STOCK

In accordance with the undertaking of BGO Industrial Real Estate Income Trust, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-271906) initially declared effective July 7, 2023 (as amended and supplemented from time to time, the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 9 to the Registration Statement to deregister $4,999,978,976 of Class T, Class S, Class D and Class I shares of its common stock that remain unsold under the Registration Statement. Pursuant to this Registration Statement, the Company registered up to $5,000,000,000 of shares of common stock with up to $4,000,000,000 of shares intended to be sold in its primary offering and up to $1,000,000,000 of shares intended to be sold under its distribution reinvestment plan, though the Company reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan. The Company ceased offering shares of common stock registered under this Registration Statement on July 8, 2025 and accepted aggregate gross offering proceeds of approximately $21,024.

By filing this Post-Effective Amendment No. 9 to the Registration Statement, the Company hereby terminates the offering of shares on this Registration Statement and deregisters $4,999,978,976 of shares of its common stock that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 31, 2025.

BGO Industrial Real Estate Income Trust, Inc.

By:	/s/ Clint Hinds
Name: Title:	Clint Hinds President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 has been signed by the following persons in the following capacities on July 31, 2025.

Signature	Title

/s/ Clint Hinds Clint Hinds	President and Chief Executive Officer (principal executive officer)

/s/ Lori Biancamano Lori Biancamano	Treasurer and Chief Financial Officer (principal financial officer and accounting officer)

* John Carrafiell	Chairman of the Board

*	Director
Michael Glimcher

* Edgar Alvarado	Independent Director

* Timothy Callahan	Independent Director

* Lizanne Galbreath	Independent Director

*By:	/s/ Lori Biancamano
Lori Biancamano Attorney-in-fact